EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT

                                         Jurisdiction of        % of Voting
                                        Incorporation or     Securities held at
        Name of Corporation               Organization       December 31, 2004
--------------------------------------  -------------------  -----------------

Consolidated subsidiaries:
   Ti-Pro, LLC                              Nevada                  90%
   TIMET Colorado Corporation               Colorado               100%
   TIMET Millbury Corporation               Oregon                 100%
     TIMET Castings Corporation             Delaware               100%
   TIMET Finance Management Company         Delaware               100%
   TIMET UK Limited                         United Kingdom         100%
     TIMET UK (EXPORT) Limited              United Kingdom         100%
     TIMET Europe Limited                   United Kingdom         100%
        TIMET Savoie, SA                    France                  70%
        TIMET Germany, GmbH                 Germany                100%
     Titanium MC Limited                    United Kingdom         100%
   Titanium Hearth Technologies, Inc.       Delaware               100%
   TMCA International, Inc.                 Delaware               100%
     Loterios SpA                           Italy                  100%
   TIMET Real Estate Corporation            Colorado               100%

Unconsolidated subsidiary:
   TIMET Capital Trust I                    Delaware               100%

Unconsolidated affiliates:
   MZI, LLC                                 Oregon                  33%
   VALTIMET SAS                             France                  44%